Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements



Nuveen Dow 30 Dynamic Overwrite Fund
811-22970

On December 22, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Dow 30sm Enhanced Premium &
Income Fund, Inc. and Dow 30sm Premium &
Dividend Income Fund Inc. were transferred to the Nuveen NASDAQ 100 Dynamic Overwrite Fund.
The circumstances and details of the reorganization as well as a form of copy of the Agreement and Plan of Reorganization (Exhibit D)are contained in the SEC filing on N-14 8C, accession number
0001193125-14-443667, on December 16, 2014.